Exhibit (a)(1)(iii)

Offer by

NexPoint Capital, Inc.

(the “Company”)

to Purchase for Cash

Up To 2.5% of Its Outstanding Shares

May 24, 2019

To Our Clients:

Enclosed for your consideration is the offer to purchase dated May 24, 2019 (the “Offer to Purchase”) in connection with an offer by the Company, a Delaware corporation registered under the Securities Act of 1933, as amended, as a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended, to purchase for cash up to 2.5% of its outstanding shares of common stock, $0.001 par value (the “Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Company’s related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, each as amended or supplemented from time to time, constitutes the Company’s “Offer”). The price to be paid for the Company’s Shares will be an amount per Share of (i) not less than the net asset value per Share (the “NAV Per Share”) of the Company’s common stock (as determined in good faith by the board of directors of the Company (the “Board”) or a committee thereof, in its sole discretion) next calculated following the Expiration Date (as defined below) and (ii) not more than 2.5% greater than the NAV Per Share as of such date, plus any unpaid dividends accrued through June 24, 2019, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in the Offer, if properly tendered and not withdrawn prior to the Expiration Date (as defined below). The Company’s Offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions as outlined in the Offer and in the related Letter of Transmittal.

We are the registered holder of record of Shares held for your account. A tender of such Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.

The purchase price to be paid for the Company’s Shares in cash will be an amount per Share of (i) not less than the NAV Per Share of the Company’s common stock (as determined in good faith by the Board or a committee thereof, in its sole discretion) next calculated following the Expiration Date (the date of repurchase) and (ii) not more than 2.5% greater than the NAV Per Share as of such date, plus any unpaid dividends accrued through the Expiration Date, less any applicable withholding taxes and without interest, plus any unpaid dividends accrued through June 24, 2019, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in the Offer.

2.	The Company’s Offer and withdrawal rights expire at 4:00 p.m., New York City time, on June 24, 2019, unless the Offer is extended (the “Expiration Date”).

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3.	The Company’s Offer is not conditioned on any minimum number of shares being tendered but is subject to certain other conditions as outlined in this Offer and in the related Letter of Transmittal.

4.

If you wish to tender your Shares to be repurchased, you must tender at least 25% of the Shares you own. If you choose to tender only a portion of your Shares, you must maintain a minimum balance of $2,500 worth of shares of common stock following the tender of shares for repurchase.

5.

Upon the terms and subject to the conditions of the Company’s Offer, the Company will purchase Shares validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined in the Offer to Purchase). If the amount of repurchase requests exceeds 2.5% of the Company’s outstanding shares of common stock, the Company will repurchase shares on a pro-rata basis. As a result, the Company may repurchase less than the full amount of shares that you request to have repurchased.

6.	Any stock transfer taxes applicable to the sale of Shares to the Company pursuant to the Company’s Offer will be paid by the Shareholders, except as otherwise provided in the Offer to Purchase.

7.

No fees or commissions will be payable to the Company in connection with the Offers. However, brokers and other nominees who tender Shares pursuant to your instructions may charge you a fee for doing so.

8.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender all or any of your Shares, please so instruct us by completing, executing and returning to us the enclosed instruction form. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither of the Company, its Board of Directors (the “Board”) nor its investment manager are making any recommendation to any holder of Shares as to whether to tender or refrain from tendering Shares in the Offer. Each holder of Shares is urged to read the Offer to Purchase and the Letter of Transmittal and accompanying materials carefully in evaluating the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Company or its Board.

Instructions with Respect to Offer by

NexPoint Capital, Inc.

(the “Company”)

to Purchase for Cash

Up To 2.5% of Its Outstanding Shares

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated May 24, 2019 (the “Offer to Purchase”) and related Letter of Transmittal in connection with an offer by the Company, a Delaware corporation registered under the Securities Act of 1933, as amended, as a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended, to purchase for cash up to 2.5% of its outstanding common stock, $0.001 par value per share (the “Shares”).

This will instruct you to tender the number of Shares as indicated below (or if no number is indicated below, all the Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

Company Name: NexPoint Capital, Inc.	SIGN HERE

CUSIP: 65341M 102

Number of Shares to be Tendered:	Signature(s)

_____________amount of Shares*

Please type or print name(s)
Dated_________________________, 2019

Please type or print address

Area Code and Telephone Number

Social Security or other Taxpayer Identification Number

*

Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered. Specify number of Shares to be tendered and specify if not all Shares held by us for your account are to be tendered.

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PLEASE RETURN THIS FORM TO THE BROKERAGE

FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

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